UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On October 14, 2025, the Hartman Group distributed the following letter to shareholders:

Your Last Chance to Vote to Get Your Money Back

October 14, 2025

Dear Shareholders,

With the shareholder meeting rapidly approaching, this is your final opportunity to vote for the return of your capital. Silver Star's recent meeting on October 6th and communications are filled with false and misleading statements designed to confuse and delay. It's time to set the record straight.

A Track Record You Can Trust vs. A Record of Failure

Our Proven Performance

When I led this company, we delivered results:

•	#1 Ranked by Stanger for consistent performance across all REITs

•	Highest Net Promoter Score (NPS) in the industry for tenant satisfaction with a score of over 70%, which is equivalent to Ritz-Carlton’s and majority of tenants wanted to renew with us

•	20 years of uninterrupted distributions - a stable, well-managed company that prioritized shareholders

•	$12-13 million invested annually in capital improvements to enhance property values

•	30+ engineers and 6 engineering managers ensuring Class-A property conditions portfolio-wide

•	August 2022: Submitted a detailed plan to the Board 15 MONTHS before loan expiration with a clear strategy of selling assets and reducing debt

See our August 2022 letter to the Board here

Current Management's Catastrophic Failures

Since taking control in 2022, the current Board has systematically destroyed shareholder value:

Operational Collapse:

•	Fired engineers and property management - staff that maintained these properties for years were virtually eliminated. Also went from 6 engineering managers to just one engineering manager. There is no one with operational experience across the executive team.

•	Slashed capital improvement budget from $12-13 million annually to approximately $1 million.

•	Eliminated all leasing staff and replaced them with a third-party leasing firm with a negative NPS score, and also leaving some properties without leasing coverage at all

The Result: Properties in Free Fall

Look at what happened to occupancy rates after they took over:

Property	Prior Occupancy	Current Occupancy
Three Forest	80%	57%
Westheimer	80%	55.7%
601 Sawyer	85%	58.8%
The Preserve	90%	68.9%
One Technology	90%	50%
Cornerstone	70%	50%
Average	83%	56.7%

A 26-point occupancy drop due to deferred maintenance, property decline, no leasing strategy and tenant dissatisfaction.

Catastrophic Value Destruction:

Your investment has plummeted from $12 per share to $4 or less under current management.

When I reference per share values or returns, I am basing on shares outstanding prior to the incumbent Board’s trigger of their two poison pills and selective issuance of a total of six shares for every share held prior to the first pill trigger to certain shareholders.

The Walgreens Disaster: A Case Study in Mismanagement

Current management made a fundamental real estate blunder that defies basic industry logic:

What They Did:

•	Purchased Walgreens properties already in default from Benefit Street Partners

•	Used 100% financing - no equity cushion whatsoever

•	Took a 1-year loan on distressed assets

•	When the loan came due, Benefit Street Partners posted the properties for foreclosure

•	They paid 19% interest to buy assets generating only 3-4% cap rates

This is Real Estate 101. The math doesn’t work. It never did.

We were notified last week that one of the self-storage properties is now posted for foreclosure. The pattern continues.

The solution? Sell immediately to pay down expensive debt and return cash to shareholders.

Silver Star’s Latest False Statements

During their recent shareholder call, Silver Star's attorney made several demonstrably false claims. Let's address some of them directly:

FALSE CLAIM #1: "The judge denied Hartman's books and records request"

THE TRUTH: This is absolutely false. Under Maryland law, shareholders have statutory rights to access corporate books and records. We have made the request, and the judge did NOT deny this right. This is a matter of public record in Maryland court. We have asked Silver Star for the records at least 10 times in our letters.

FALSE CLAIM #2: "Hartman loaned money to another entity without board approval"

THE TRUTH: The loan WAS approved by the Board and was paid back with interest and was a good use of excess capital for Silver Star. Meanwhile, vREIT XXI loaned $15 million to Silver Star with the Board's knowledge, and Silver Star has refused to pay it back.

They're talking out of both sides of their mouth - claiming we made an unauthorized loan while they refuse to repay an authorized one.

FALSE CLAIM #3: "Everything in Maryland Court was dismissed"

THE TRUTH: We won on the claims in Maryland Court requiring this annual meeting. That's why we're having this election. The court ordered Silver Star to hold this vote!

These are not mistakes or miscommunications. These are outright, bold-faced lies.

The Choice Has Never Been Clearer

Current Management's Record:

•	Fired operational staff

•	Slashed capital improvements by 90%

•	Value dropped from $12 to about $4 per share

•	Purchased distressed assets with 3-4% returns from a lender who charged them 19% interest so they could purchase properties

•	Properties now in foreclosure

Our Commitment:

•	Return capital directly to shareholders

•	Transparent and strategic liquidation plan

This Is Your Last Chance - Vote NOW

The shareholder meeting is imminent. We believe if you want any chance of recovering your investment, you must act immediately.

If you have voted the BLUE card, thank you. Your vote stands.

If you have not yet voted or voted the WHITE card, you can still vote the BLUE card. Your most recent vote is the one that counts.

Don't let their legal maneuvers, false statements, and delays cost you your investment.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the BLUE card and for the return of your capital or vote the blue proxy from our online e-mail.

Time is running out. Vote the BLUE card today.

Sincerely,

Al Hartman
Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.

 August 30, 2022

Dear Hartman XX Board of Directors,

Thank you very much for taking the initiative to engage Raymond James and provide their report. I appreciate the opportunity to work through all reasonable alternatives. I wanted to start out by responding to the “Hartman Performance” section and then the “Alternatives” section in the Executive Summary on Page 5 of the Raymond James presentation.

HARTMAN PERFORMANCE

GENERAL & ADMINISTRATIVE EXPENSES

Since the completion of the merger with HIREIT, including our management company and Hartman XIX in July 2020 (the “Merger”), the Company’s general and administrative expenses (“G&A”) reported in its SEC filings include ALL payroll costs, including salaries, bonuses, and related payroll taxes unlike the peers listed in Raymond James’ report. Additionally, G&A includes amortization of deferred leasing commissions which are capitalized and expensed over related lease life. Thus, the G&A expenses at the Company are not directly comparable to the listed peers. To compare the Company’s G&A to the listed peers, we must analyze costs which are not tied to the core function and operation of our properties, such as the following which must be divided between property level and Corporate overhead:

i)	All payroll costs associated with Property Management, Construction, Development, and Finance departments, which are not property level expenses;
ii)	A 50% share of accounting, HR/Office Services, Information Technology, and Legal departments attributable to property level expenses and;
iii)	All lease commission amortization expense which are property level.

Adjusting the G&A to be comparable to the listed peers brings our G&A as a percentage of Enterprise Value from 3.00% to 1.44% and G&A as a percentage of Consensus NAV from 5.2% to 2.55%. Please see below for comparison of adjusted metrics to City Office REIT.

FFO PER SHARE

In addition, during 2021, the Company incurred $6.7 million of electricity charges outside the normal course of business due to extraordinary market prices resulting from Winter Storm Uri in Q1’21 because our properties are all located in Texas, affecting us disproportionately in comparison to the listed peers. The balance is currently subject to ongoing litigation. Funds from Operations (“FFO”) totaled $13.8 million during FY2021. Thus, we must adjust for the $6.7 million legal reserve, bringing the adjusted FFO total to $20.5 million. Our resulting CAGR of FFO per weighted average shares outstanding from 2014-2021, excluding the Winter Storm Uri litigation, is 9.2%.

Further, as a result of the Merger, the number of our shares issued and outstanding nearly doubled, adversely impacting FFO per weighted average shares outstanding in 2020 and 2021. From 2014 to 2019 (years not impacted by the Merger), the CAGR of FFO per weighted average shares outstanding totaled 31.8% compared to listed peers.

These numbers compare to the public comparables on page 18 of the report of 2.36% of public comps and 0.36% of Hartman.

Hartman Income REIT Management, Inc.

2909 Hillcroft Suite 420, Houston, TX 77057 | 800.880.2212 | www.hi-reit.com

ALTERNATIVES- NEAR TERM

SELLING ASSETS AND PROPERTY VALUATIONS

Regarding the near term alternative from Raymond James to refinance with flexible, short-term debt, with sizing to match the SASB loan and to fund near term capital needs; Hartman believes that it is a preferable strategy to reduce the debt by selling assets and thereby more easily refinance at a lower loan to value before the SASB comes due in 13 months. Reducing the debt and interest cost is our greatest near term challenge.

In July of 2022, Hartman engaged 17 different brokerage teams to evaluate thirty of the Company’s properties for potential disposition. For each property we received multiple broker price opinions. Using the proposed highest opinions, we would have a positive impact on the company if we were to sell assets. We looked at a list of top ten, fifteen, and twenty, that were ranked by Premium/Discount to NAV. The goal of disposition would be to de-lever and reduce interest expense, as well as reduce ongoing capex/leasing commission expenses and ultimately G&A as well. After selling these assets we show that our bottom line goes up significantly. The cost of ongoing leasing and capex, coupled with raising interest rates on our debt is outpacing NOI growth. By selling the top ranked properties with minimum discount to NAV we are able to lower our expenses significantly and can facilitate a healthier FFO. Hartman believes this is a superior solution to fund near term capital needs and reduce the debt exposure that we will have when the SASB expires in 13 months.

Hartman chose 30 of the 44 Company properties to obtain multiple broker price opinions based on a ranking of the most capital intensive to operate compared to the properties NOI. For the broker price opinions, the highest combination provides $340 Million for the 30 properties. The average Discount to NAV for the 30 broker price opinions was -12%. However, if we sold the top ten it would be a average premium of NAV of 12%; if we sold the top 15 it would be an average premium of NAV of 3.4%; and if we sold the top 20 it would be a discount of 2.6%. The other Hartman properties that were not sent for opinions are some of the best properties such as Three Forest Plaza. Hartman believes that if the remaining 14 assets were to go out to market, Hartman would be able to achieve a sales price close to NAV. Full value including the broker price opinions and adding the NAV for remaining properties is $675M which is a -7.5% discount to NAV as seen by the attached valuation spreadsheet.

Hartman Income REIT Management, Inc.

2909 Hillcroft Suite 420, Houston, TX 77057 | 800.880.2212 | www.hi-reit.com

We compared the broker price opinions with the valuations Raymond James provided. We also looked at PWC and CoStar market reports to compare with the Greenstreet cap. The CoStar Submarket report tracks the submarket sales and their cap rates. The most recent PWC report is the basis of how we came up to our NAVs. In the PWC report, they provide a range of cap rates and discount rates for different markets and property types. For the Company’s NAVs we used ARGUS Enterprise to create a Discounted Cash Flow model that we use routinely to model our existing properties as well as potential acquisitions. Once the properties cash flows are forecasted, we used the PWC report to determine the appropriate exit cap rate for each property as well as the discount rate on the income stream. We believe that this methodology is consistent to an appraisal methodology and is the correct way to analyze our properties.

We noticed that the Raymond James valuation were based on 2022 NOI and used a stabilized submarket cap rate. We argue that when determining the value of a property, as we do for an acquisition, or as an appraiser would look at the value of a property, the stabilized NOI with a stabilized cap rate should be used. We have provided a table with a comparison of what Raymond James provided on page 23.

Regarding the recommendation to right size corporate expenses, we have initiated a strategy to reduce corporate expenses by reducing $1.5 million companywide this year. This initiative will reduce G&A and property level expenses. Please see attached.

Please feel free to reach out to our team for any further questions.

Sincerely,

Very truly yours,

Al Hartman

CEO

Hartman Income REIT Management, Inc.

2909 Hillcroft Suite 420, Houston, TX 77057 | 800.880.2212 | www.hi-reit.com